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                                                                     Exhibit 5.3

                       [Letterhead of Pepper Hamilton LLP]

                                                                    302-777-6564
                                                          straussb@pepperlaw.com





                                September 9, 2003


Union Planters Capital Trust B
Union Planters Capital Trust C
6200 Poplar Avenue
Memphis, Tennessee 38119


  Ladies and Gentlemen:

                  We have acted as special Delaware counsel for Union Planters Capital Trust B and Union Planters Capital Trust C, each a Delaware statutory trust (collectively the "Trusts", and individually a "Trust"), in connection with the issuance by the Trusts of the Preferred Securities (defined below).

                  For purposes of giving this opinion, our examination of documents has been limited to originals or copies of the following documents (collectively referred to herein as the "Documents"):

                  (a) The Certificate of Trust of each of the Trusts (the "Trust Certificates"), dated August 13, 2003, as filed in the office of the Delaware Secretary of State on August 13, 2003;

                  (b) The Declaration of Trust of each of the Trusts, dated as of August 13, 2003, among Union Planters Corporation, a Tennessee corporation (the "Company") and the trustees of the respective Trusts named therein;

                  (c) The Registration Statement (the "Registration Statement") on Form S-3, including a prospectus (the "Prospectus"), relating to the Preferred Securities of the Trusts (the "Preferred Securities"), representing preferred undivided beneficial interests in the assets of the respective Trust, as filed by the Company, the Trusts and others as set forth therein, with the Securities and Exchange Commission on August 27, 2003;

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                  (d) A form of Amended and Restated Declaration of Trust of each of the Trusts, to be entered into among the Company, the trustees of each respective Trust named therein and the holders, from time to time, of undivided beneficial interests in each respective Trust (the "Declarations"), attached as an exhibit to the Registration Statement; and

                  (e) A Certificate of Good Standing for each of the Trusts, dated September 8, 2003, obtained from the Delaware Secretary of State.

                  Initially capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Declarations.

                  For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in, or incorporated by reference into the Documents. We have expressly assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  We have assumed (i) the genuineness of the signatures of, the authority of, and the legal capacity of, each natural person signing the documents on behalf of the respective parties, (ii) the due authorization, execution and delivery by all parties thereto of all documents examined by us,
(iii) the genuineness of all signatures and the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals; and (iv) the conformity to authentic originals of all records, certificates, instruments and documents submitted to us as certified, conformed, photostatic or facsimile copies thereof.

                  For purposes of this opinion, we have assumed (i) that each Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of each respective Trust, and that the Declarations and the Trust Certificates are in full force and effect and have not been amended, (ii) the due creation or due formation, as the case may be, and valid existence in good standing of each party (other than the Trusts) to the Documents under the laws of the jurisdiction governing its creation, organization or formation, (iii) that each of the parties to the Documents has the power and authority to execute and deliver, and to perform its obligations thereunder, (iv) the due authorization, execution and delivery by all parties thereto of all Documents, (v) the receipt by each Person to whom a Preferred Security is to be issued by each respective Trust (collectively, the "Security Holders") of a Certificate for such Preferred Security and the full payment for the Preferred Security acquired by it, in accordance with each respective Declaration and the Registration Statement; and (vi) that the Preferred Securities are issued and

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sold to the Security Holders in accordance with each respective Declaration and the Registration Statement.

        Based upon the foregoing and subject to the exceptions, qualifications and limitations herein set forth, we are of the opinion that:

        1. Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.
Section 3801, et seq. (the "Statutory Trust Act").

        2. The Preferred Securities issued by each Trust will represent valid, fully paid and non-assessable undivided beneficial interests in the assets of such Trust.

        3. The Security Holders of the Trusts, as beneficial owners of the Trusts, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.

        With respect to the opinions set forth in paragraphs 2 and 3 above, we note that the Security Holders of each Trust may be obligated to make payments as set forth in each respective Declaration.

        We express no opinion herein as to the laws of any jurisdiction except the laws of the State of Delaware (excluding any tax laws, fraudulent conveyance laws, fraudulent transfer laws and securities laws, and rules, regulations and orders thereunder, and further excluding judicial decisions to the extent that they deal with any of the foregoing). This opinion is given as of the date hereof and is based upon present laws and reported court decisions as they exist and are construed as of the date hereof.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities an Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                                 Very truly yours,

                                                 /s/ Pepper Hamilton LLP